Exhibit 23.3





                         Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement (Form S-8), pertaining to the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, Directors' Fee Plan and 1998 Stock Incentive Plan of Del Monte Foods Company, of our report dated August 29, 1996, except for Note R, as to which the date is June 29, 1998 and the third paragraph of Note O, as to which the date is July 22, 1998 with respect to the consolidated financial statements of Del Monte Foods Company included in the Registration Statement on Form S-1 (No. 333-48235) as amended.





                                                     /s/ Ernst & Young LLP


San Francisco, California
May 24, 1999